EXHIBIT 5

KUTAK ROCK LLP
THE OMAHA BUILDING 1650 FARNAM STREET OMAHA, NEBRASKA 68102-2186 402-346-6000 FACSIMILE 402-346-1148 www.kutakrock.com October 2, 2003	ATLANTA DENVER DES MOINES CHICAGO FAYETTEVILLE IRVINE KANSAS CITY LINCOLN LITTLE ROCK OKLAHOMA CITY PASADENA RICHMOND SCOTTSDALE WASHINGTON

Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164

  Re:
  Transgenomic, Inc. Common Stock

Ladies and Gentlemen:

        We have acted as counsel for Transgenomic, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") (SEC file no. 333-108319) under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 4,500,000 shares of common stock of the Company (the "Shares") to be sold by certain selling stockholders. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        In the course of such representation, we have examined, among other things, such corporate records, certificates of public officials and other documents we deemed relevant and appropriate, including the securities purchase agreements by and between the Company and the selling stockholders relating to the purchase of the Shares by the selling stockholders (the "Purchase Agreements"). Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Purchase Agreements, will be legally issued, fully paid and are nonassessable.

        We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 2 to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein. This opinion letter supercedes any opinion letter previously delivered by us with respect to the registration of the Shares. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
/s/ KUTAK ROCK LLP